PERSONAL RESPONSIBILITY AGREEMENT

                               BRIAN KAPLAN, M.D.

     THIS PERSONAL RESPONSIBILITY AGREEMENT ("Agreement"), dated February 28, 1997, is made and entered into by and among IntegraMed America, Inc., a Delaware corporation, with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ("INMD"), Fertility Centers of Illinois, S.C., an Illinois medical corporation ("FCI"), whose principal place of business is 3000 North Halsted Street, Suite 509, Chicago, Illinois 60657, and Brian Kaplan, M.D., residing at 950 North Michigan Avenue,#2602, Chicago, Illinois 60611 ("Kaplan").

                                    RECITALS:

     This Agreement is made with reference to a Management Agreement of even date herewith (the "Management Agreement") between INMD and FCI

     A. Kaplan, Aaron Lifchez, M.D., Jacob Moise, M.D. and Jorge Valle, M.D. (collectively, "Physicians") are the sole shareholders of FCI, the entity through which Physicians exclusively conduct their practice of medicine.

     B. Pursuant to the Management Agreement, INMD has transferred to the Physicians through FCI cash in amount of $6,000,000 and stock in INMD valued at $2,000,000.

     C. The services Physicians have offered and intend to continue offering through FCI are unique in terms of how these services are rendered and the relative unavailability of similar services from other physicians, and in terms of Physicians' reputation, and involve medical, professional and technical services. Through INMD's resources, the parties intend to maintain and enhance the technology which Physicians offer through FCI

     D. Physicians intend that FCI be the entity through which they henceforth conduct their practice of medicine, and have each entered into a Physician-Shareholder Employment Agreement effective of even date with FCI(the "Employment Agreement"). This Agreement is also made with reference to the
Employment Agreement, which defines Kaplan's and the other Physicians' respective rights and responsibilities with respect to FCI and their medical practices, including but not limited to compensation terms and a covenant not to compete.

     E. While it is the objective of the parties to this Agreement and the Management Agreement that the FCI expand its presence, hire additional and replacement physicians, and


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otherwise  seek to maintain  and  establish  good will apart from the  continued
full-time commitment of each of Kaplan and the other Physicians, the parties also acknowledge that at present the identity of FCI is not institutional, but
rather  is   co-extensive   with  the   individual   practices  of  its  current
shareholders.

     F. Kaplan recognizes that the success of FCI and of INMD's investment in administrative and technologic resources depends on his commitment and the commitment of each of the other Physicians to continue to practice medicine exclusively through FCI INMD has made substantial payments to Kaplan and the other Physicians to assure their availability and dedication to FCI and has made and plans to make a substantial investment in equipment and other resources for FCI in reliance on the ability to amortize such investments based on such assurances from Kaplan and each of the other Physicians.

     G. The purpose of this Agreement is to assure INMD that its payments and commitment of resources is supported by the commitment of Kaplan to exerting his best efforts to support the operation of FCI under its Management Agreement with INMD. Kaplan acknowledges that each of the Physicians has executed a similar agreement with INMD.

     Therefore, INMD, FCI, and Kaplan agree as follow:

     1. Term and Termination. This Agreement shall commence on the effective date of the Management Agreement and expire five (5) years thereafter (the "Term").

     2. FCI as Representative of Kaplan's Interests. Kaplan acknowledges that INMD is entering into the Management Agreement with FCI upon Kaplan's stipulation that FCI represents his entire medical practice. It is agreed, therefore, that for purposes of assuring continuity of the commitments under the Management Agreement, that FCI is deemed the alter ego of Kaplan, with specific rights and responsibilities existing between Kaplan and INMD, as set forth herein.

     3. Repayment of Rateable Portion of Right to Manage Fee.

          3.1 Pursuant to Article 7 of the Management Agreement, INMD has paid FCI, for the benefit of Physicians, a Right to Manage Fee in the sum of $6,000,000 cash and $2,000,000 in INMD stock. If, during the Term of this Agreement, Kaplan should cease to practice medicine through FCI, except as a result of death or "permanent disability", as defined in the Employment Agreement, Kaplan shall be obligated to forthwith pay to INMD the following amount, based on the quarter of termination:

             Quarter of Termination                Repayment Amount
             ----------------------                ----------------
                      1                            $2.0 million
                      2                            $1.9 million
                      3                            $1.8 million
                      4                            $1.7 million


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                      5                            $1.6 million
                      6                            $1.5 million
                      7                            $1.4 million
                      8                            $1.3 million
                      9                            $960,000
                      10                           $880,000
                      11                           $800,000
                      12                           $720,000
                      13                           $640,000
                      14                           $560,000
                      15                           $480,000
                      16                           $400,000
                      17                           $320,000
                      18                           $240,000
                      19                           $160,000
                      20                           $80,000

     Kaplan may pay up to 25% of the sums due INMD under this paragraph in the form of INMD stock, at the same price per share which FCI received the INMD Stock from INMD. Payments to INMD under this paragraph shall not entitle Kaplan to any interest in the assets of FCI or INMD.

          3.2 The parties acknowledge that through an effective transition plan, FCI may add another physician to its practice so that Kaplan's retirement or other reduction in his availability to FCI does not adversely affect INMD revenues under the Management Agreement, but that there are no assurances of such a transition's success. Kaplan may request INMD to waive or reduce his repayment obligation by submitting a written transition plan to INMD for its consideration. Kaplan shall submit such a transition plan as soon as possible if he plans to reduce his availability to FCI, but in no event less than six months before the reduction in his availability. It is expected that such a plan shall be modified as the result of discussions among Kaplan, FCI, and INMD, that INMD's acceptance of the plan shall be in accordance with the Management Agreement, and that its agreement to waive or reduce Kaplan's repayment obligation shall be mostly, if not wholly, contingent upon the economic results of the implementation of the plan and shall be secured by sums owed Kaplan by FCI and FCI's shareholders. Approval of the request shall be discretionary for INMD, but shall not be unreasonably withheld.

          3.3 Kaplan may assign all or a portion of his payment obligations under this Section to a new or an existing shareholder of FCI who has executed the agreements with FCI and INMD contemplated by this Agreement, subject to INMD's written consent, which shall not be unreasonably withheld. Such assignment shall be reflected in the Personal Responsibility Agreement signed by the new shareholder of FCI and in an amendment to this Agreement.

     4. FCI's Compliance with the Management Agreement. Kaplan agrees to exert his best efforts to cause FCI to fulfill each of its obligations under the Management Agreement.


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

     5. Physician-Shareholder Employment Agreement.

          5.1 FCI agrees to exert its best efforts to: (I) comply with the terms of the Employment Agreement which, if FCI does not comply, would excuse Kaplan or any of the other Physicians or other physician employees or shareholders of FCI from complying with his covenant not to compete with FCI, his assignment of all Professional Revenues to FCI and other terms confirming that physician's commitment to practicing medicine solely through FCI for a period of not less than five (5) years and thereafter not to terminate his employment without cause on less than 180 days written notice (the "Exclusive Practice Covenants") and
(ii) enforce with respect to each of the Physicians and other physician employees and shareholders of FCI the Exclusive Practice Covenants and Kaplan agrees to exert his best efforts to cause FCI to comply with each of the aforementioned obligations.

                  5.2 FCI and Kaplan further agree that INMD is a third-party beneficiary of the Exclusive Practice Covenants with respect to Kaplan and the other Physicians and that the Exclusive Practice Covenants, in the form that is then most recently approved by INMD, are hereby incorporated in this Agreement by reference and may be enforced by INMD as well as by FCI FCI and Kaplan further agree that the Exclusive Practice Covenants and any other terms of the Employment Agreement may not be amended or modified in a way which may adversely affect the interests of INMD, including without limitations its rights under the Management Agreement, without thirty (30) days prior written notice to INMD and the written consent of INMD, which consent shall not be unreasonably withheld.

     6. Scope of Covenant Not to Compete. Kaplan and FCI agree that the scope and term of Kaplan's covenant not to compete, insofar as it is for the benefit of INMD, shall be as follows:

          6.1 The term of the covenant not to compete (the Non-Competition Period") shall be for a period of one (1) year after the termination of the Employment Agreement in the event the Employment Agreement is terminated within the first 2 years after its effective date. After the Employment Agreement has been in effect for two years, Kaplan shall not be subject to any non-compete restrictions.

          6.2 The geographic scope of the covenant not to compete (the "Service Area") is ten (10) miles from any offices maintained by FCI for the rendition of professional or other medical services to patients during the last 12 months of Kaplan's employment by FCI (the "Current Medical Offices").

          6.3 During the Non-Competition Period, Kaplan agrees that he shall not advertise or market Infertility Services, engage in the practice of medicine in which he provides Infertility Services, be an agent of, act as a consultant for, allow his name to be used by, or have a proprietary interest in, any Medical Practice providing Infertility Services within ten (10) miles of a Current Medical Office.

          6.4 For purposes of this Section, the following definitions shall apply:


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


                    6.4.1 The term "Medical Practice" shall include any form of organization in which Infertility Services are provided to patients of the Medical Practice or of other physicians, including but not limited to a sole proprietorship, a partnership, an association, a professional corporation, a business corporation, or a limited liability partnership or corporation, a laboratory, an outpatient clinic, a practice management company or medical services organization (or MSO). However, ownership of less than 5% of the outstanding securities of any class of a medical management or managed care organization traded on a national securities exchange or the NASDAQ National Market System will not be deemed to be engaging, solely by reason thereof, in the same business.

                    6.4.2 The term "Medical Office" includes any location at which the professional or technical component of Infertility Services are provided and any other location which a Medical Practice maintains for patient visits.

                    6.4.3 The term "Infertility Services" shall have the meaning set forth in the Management Agreement, except that Kaplan shall not be prohibited from providing obstetrics and general gynecological services.

          6.5 Separability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, each Party agrees that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of time within which the judgment may be appealed.

          6.6 Clarification of Scope of Non-Competition Covenant. This Agreement is not intended to prohibit the personal performance of medical care by Physician on behalf of FCI, provided those services are for patients of FCI, nor prohibit Physician from fulfilling his contract with FCI, nor prohibit the Physician from holding any position on the medical staff of any acute care hospital or the teaching staff of any university.

          6.7 Acknowledgments. FCI, INMD and Kaplan each acknowledges that: (I) the terms set forth in this Section are necessary for the reasonable and proper protection of the interests of FCI and INMD; (ii) each and every covenant and restriction is reasonable with respect to such matter, length of time and geographical area; (iii) this Agreement, and this Section in particular, shall be enforceable notwithstanding any dispute as to the sums and timing of payments to Kaplan or other disputes under this Agreement or the Employment Agreement; and (iv) the FCI and INMD have been induced to enter into this Agreement and their other respective agreements with Kaplan, in part, due to the representation by Kaplan that he will abide by and be bound by the aforesaid covenants and restraints.

     7. Commitment to Pay Management Fees. Kaplan has agreed in the Employment


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

Agreement not to compete with FCI during the term of his employment by FCI and for at least one (1) year thereafter in the event the Employment Agreement terminates within its first 2 years, and recognizes that in the event that he should compete with FCI, INMD would suffer damages in addition to the loss of Kaplan's unique services. Kaplan therefore agrees that during the term of his Employment Agreement with FCI, and during the Non-Competition Period thereafter, he shall be obligated, with respect to each month in which he renders services which earn Physician and other Professional Revenues, as defined in the Management Agreement, that are not assigned to and collected by FCI, or offers services or assists other persons in offering services in the Service Area which are similar to any of those offered by FCI while he was still a director, officer or shareholder of FCI or active in providing services on behalf of FCI, he shall owe INMD management fees equal to one-twelfth of:

          7.1 One-fourth of the Cost of Services as defined in the Management Agreement, which are incurred in the twelve months preceding the first month in which INMD, in the reasonable exercise of its discretion, concludes that Kaplan was engaging in such competitive acts so as to materially adversely affect FCI's operations (the "Pre-Competition Period").

          7.2 One-fourth of the Base Management Fee which INMD earned during the Pre-Competition Period.

          7.3 One-fourth of any other fees earned by INMD under the Management Agreement during the Pre-Competition Period.

          7.4 One-fourth of any advances or other payments owed by FCI to INMD at the end of the Pre-Competition Period.

These fees shall be payable notwithstanding the dissolution, insolvency, receivership or bankruptcy of FCI and any breach of FCI's contracts with Kaplan occasioned by such dissolution, insolvency, receivership or bankruptcy.

     8. Force Majeure. No party shall be liable to the other party for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

    9. Equitable Relief. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

     10. Confidential Information. Kaplan acknowledges and agrees to maintain the


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

confidentiality of INMD and FCI Confidential Information as defined in the Management Agreement and in any agreements he may have with FCI, and that any notice to INMD that documents or other information, however maintained, is Confidential Information, shall be deemed, for purposes of this Agreement, to be notice to him that it is Confidential Information.

     11. Prior Agreements; Amendments. This Agreement, together with the Management Agreement and the other agreements referenced herein, supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of the parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

     12. Assignment; Binding Effect. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that INMD may assign this Agreement to any subsidiary or affiliate of INMD without the consent of Kaplan. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

     13. Waiver of Breach. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois to the fullest extent permitted by law, without regard to the application of conflict of law rules. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any breach thereof, shall be determined by binding arbitration in the State of Illinois, County of Cook (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (I) JAMS/Endispute or (ii) the American Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern, except with regard to actions for injunctive relief. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement, including without limitation, any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this paragraph shall be brought either in the Courts of the State of Illinois or the United States District Court for the Northern District of Illinois, to whose jurisdiction for such purposes the parties hereby irrevocably consent and submit.

     15. Separability. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in


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

circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

     16. Headings; Capitalized Terms. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. The term "Infertility Services" and any other capitalized term which is not defined in this Agreement shall have the same definition it has in the Management Agreement.

     17. Notices. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service such as Fedex or Airborne Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

     If for INMD at:

                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, NY 10577-2100
                  Attention: Gerardo Canet, President

     With a copy to:

                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, NY 105277-2100
                  Attention:  Claude White, General Counsel

     If for Kaplan at:

                  Brian Kaplan, M.D.
                  950 North Michigan Avenue, # 2602
                  Chicago, Illinois 60611

     If for FCI at:

                  Fertility Centers of Illinois, S.C.
                  3000 North Halsted Street


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

                  Suite 509
                  Chicago, Illinois 60657
                  Attention:  President

     With a copy to:

                  Norman Goldman, Esq.
                  Goldman & Piersma, P.C.
                  2833 Lincoln Street
                  Highland, Indiana 46322-1994

     Any party hereto, by like notice to the other party, may designate such other address or addresses to which notice must be sent.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


BRIAN KAPLAN:


_____________________________________
         Brian Kaplan, M.D.


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

INTEGRAMED AMERICA, INC.,


By: _________________________________
      Gerardo Canet, President


FERTILITY CENTERS OF ILLINOIS, S.C.


By:____________________________________
      Aaron Lifchez, M.D., President


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